Exhibit 16.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

November 6, 2001

Ladies and Gentlemen:

We have read paragraphs 1, 2 and 4 of Item 4 included in the Form 8-K dated November 7, 2001 of Healthcomp Evaluation Services Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP